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                                                                     EXHIBIT 11
                                                                     ----------





                        CORTLAND BANCORP AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
              -----------------------------------------------------




                                                YEARS ENDED DECEMBER 31,
                                             ---------------------------
                                               1999        1998        1997
                                             ---------  ----------  ----------

Average shares outstanding                   3,713,203   3,664,957   3,604,722

Net Income ($000 Omitted)                      $ 4,862     $ 4,816     $ 4,454

Basic Earnings per share                       $  1.31     $  1.31     $  1.24

Diluted Earnings per share                     $  1.31     $  1.31     $  1.24

     Average shares outstanding and earnings per share have been restated to give retroactive effect to the 3% stock dividends paid as of January 1, 2000, 1999 and 1998.

     More information regarding earnings per share is set forth in the Corporation's 1999 Annual Report to Shareholders, Page 11, Per Share Amounts, and is incorporated herein by reference.


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